Pricing Supplement dated :                                  Rule 424 (b) 1
(to Prospectus dated March 12, 1998                         File No.  333-45603
                             HOMESIDE LENDING, INC.
                        MEDIUM-TERM NOTE - FLOATING RATE
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Principal Amount               $125,000,000  Initial Interest Rate:  5.7875%
Agent's Discount or Commission:$437,500      Original Issue Date: April 24, 1998
Net Proceeds to Issuer         $124,562,500  Stated Maturity Date:April 24, 2001
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Calculation Agent:  Bank of New York

Interest Calculation:
[X] Regular Floating Rate Note        [ ] Floating Rate/Fixed Rate Note
[ ] Inverse Floating Rate Note                   (Fixed Rate Commencement Date):
        (Fixed Interest Rate): %                 (Fixed Interest Rate): %

Interest Rate Basis:
[  ] CD Rate                 [  ] Prime Rate            [  ] Federal Funds Rate
[  ] Commercial Paper Rate   [X] Libor                  [  ] Treasury Rate
[  ] CMT Rate                [  ] 11th District Cost of Funds Rate
If Libor, Designated Libor page:            If CMT Rate:
     [ ] Reuters Page ____                    Designated CMT Telerate Page ____
     [X] Telerate Page: 3570                  Designated CMT Maturity Index:
     Designated Libor Currency:  US Dollars

Initial Interest Reset Date: 4/24/98                Spread(+/-):+10 basis points
Interest Reset Date(s):1/24, 4/24, 7/24 and 10/24     Spread Multiplier:  N/A
Interest Payment Date(s):1/24, 4/24, 7/24 and 10/24   Maximum Interest Rate: --
Index Maturity:  3 Mo. Libor                          Minimum Interest Rate: --

Day Count Convention
[X] Actual/360 for the period from  4/24/98  to  4/24/01
[ ] Actual/Actual for the period from            to
[ ] 30/360 for the period from            to

Repayment:
[X] The Notes cannot be redeemed prior to the Stated Maturity Date. [ ] The Notes may be redeemed prior to the Stated Maturity Date.
    Initial Redemption Date:
    Initial Redemption Percentage: ____%
    Annual Redemption Percentage Reduction: ____% until Redemption Percentage is
      100% of Principal Amount.

Original Issue Discount:      [  ] Yes      [X] No
       Total Amount of OID:       Yield to Maturity:
       Initial Accrual Period:

Form:   [X] Book Entry            [  ] Certificated

Agents:       Chase Securities Inc. NationsBanc Capital Markets, Inc.
              Merrill Lynch & Co. J.P. Morgan & Co.
              Salomon Smith Barney                               UBS Securities

Agent acting in the capacity as indicated below:
       [X]  Agent                 [  ]  Principal
If as principal:
       [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale. [ ] The Notes are being offered at a fixed public offering price of ____% of principal amount.
If as Agent:
        [X] The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Other/Additional Provisions: